As filed with the Securities and Exchange Commission on October 10, 2012

Registration No. 333-158389

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33772	54-125625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2291 Wood Oak Drive, Herndon, VA		20171
(Address of principal executive offices)		Zip Code

(703) 734-8606

(Registrant’s telephone number, including area code)

Deltek, Inc. 2007 Stock Incentive and Award Plan

(Full title of the plan)

David R. Schwiesow

Senior Vice President, General Counsel and Secretary

Deltek, Inc.

2291 Wood Oak Drive, Herndon, VA

20171

(703) 734-8686

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Gerald T. Nowak, P.C.

Theodore A. Peto

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On April 3, 2009 Deltek, Inc. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-158389 (the “Registration Statement”), for the sale of 2,596,142 shares of the Registrant’s common stock, $0.001 per share (the “Common Stock”), under the Deltek, Inc. 2007 Stock Incentive and Award Plan (the “2007 Plan”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all securities that were previously registered and remain unsold or otherwise unissued under the 2007 Plan, and for which the Registration Statement had remained in effect.

On October 10, 2012, pursuant to an Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), by and among the Registrant, Project Diamond Holdings Corporation (“Parent”) and Project Diamond Merger Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on October 10, 2012.

DELTEK, INC.

By:	/s/ David R. Schwiesow
Name:	David R. Schwiesow
Title:	Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.